EXHIBIT 99.1

Spirit Airlines Reports Second Quarter 2021 Results

MIRAMAR, Fla., July 28, 2021 - Spirit Airlines, Inc. (NYSE: SAVE) today reported second quarter 2021 financial results.
Ended the second quarter 2021 with $2.2 billion of unrestricted cash, cash equivalents, short-term investment securities and liquidity available under the Company's revolving credit facility

As Reported
	Second Quarter 2021	Second Quarter 2020	Second Quarter 2019

Total Operating Revenues	$859.3 million	$138.5 million	$1,013.0 million
Pre-tax Income (Loss)	$(273.3) million	$(212.5) million	$148.6 Million
Net Income (Loss)	$(287.9) million	$(144.4) million	$114.5 million
Diluted Earnings (Loss) Per Share	$(2.73)	$(1.81)	$1.67

	Adjusted[1]
	Second Quarter 2021	Second Quarter 2020	Second Quarter 2019

Adjusted EBITDA	$62.1 million	$(273.2) million	$220.4 million
Adjusted EBITDA Margin	7.2%	(197.2)%	21.8%
Adjusted Pre-tax Income (Loss)	$(44.7) million	$(364.4) million	$150.1 million
Adjusted Net Income (Loss)	$(36.3) million	$(285.8) million	$115.7 million
Adjusted Net Income (Loss) Per Share, Diluted	$(0.34)	$(3.59)	$1.69

"I thank our Team Members for their outstanding efforts as we work toward bringing our level of operations up to full utilization. In June 2021, we recorded our first month with adjusted net earnings since the onset of the COVID-19 pandemic. Due to our strategic execution and improving demand backdrop, our second quarter 2021 financial results were among the best in the industry," said Ted Christie, Spirit’s President and Chief Executive Officer. "We remain very well-positioned to stimulate markets and capture the significant market opportunities in the domestic U.S. and near-field international marketplace."

COVID-19
Since its initial onset in early 2020, the impact of the COVID-19 pandemic has evolved and continues to be fluid. Therefore, the Company's financial and operational outlook remains subject to change. The Company continues to monitor the impact of the pandemic on its operations and financial condition, and to adjust its mitigation and operational strategies accordingly. Spirit has implemented measures for the safety of its Guests and Team Members as well as to mitigate the impact of COVID-19 on its financial position and operations. Please see the Company's Quarterly Report on Form 10-Q for the period ending June 30, 2021 for additional disclosures regarding these measures.

The Company believes that providing analysis of financial and operational performance compared to second quarter 2019 is a more relevant measure of performance due to the severe impacts from the COVID-19 pandemic on our financial results and operational performance for 2020.

Capacity and Operations
Load factor for the second quarter 2021 was 84.4 percent, down 0.6 percentage points compared to the second quarter 2019. Capacity for the second quarter 2021 was down 5.1 percent compared to the second quarter 2019.

During the second quarter 2021, numerous weather systems impacted the Company's network. Despite the adverse weather conditions, Spirit maintained its strong operational reliability and achieved a DOT on-time performance2 of 78.3 percent and a Completion Factor2 of 99.3 percent.

Revenue Performance
Total operating revenues for the second quarter 2021 were $859.3 million, a decrease of 15.2 percent versus second quarter 2019. Although load factors for the second quarter 2021 were in line with pre-pandemic levels, total operating yields were down 10.0 percent compared to the second quarter 2019. However, demand trends in Spirit's domestic and international markets saw marked improvement as the second quarter 2021 progressed such that June 2021 operating yields were about flat compared to June 2019. Compared to the first quarter 2021, improvement in operating yields helped to drive an 86.3 percent sequential improvement in total revenues relative to only a 28 percent increase in capacity.

For the second quarter 2021, total revenue per passenger flight segment ("Segment") decreased 9.4 percent compared to the same period in 2019 to $102.48. Fare revenue per Segment decreased 23.5 percent compared to the second quarter 2019 to $44.09. The Company continues to drive improvements in non-ticket revenue per Segment. Non-ticket revenue per Segment increased $2.85 compared to the second quarter 2019 to $58.393. Enhanced product offerings, improved merchandising and realized benefits from revenue management contributed to these results.

Cost Performance
For the second quarter 2021, total GAAP operating expenses decreased 9.8 percent compared to the second quarter 2019 to $766.1 million, primarily due to the grant component of the funding received through the payroll support program (further discussed below). Adjusted operating expenses for the second quarter 2021 increased 2.6 percent compared to the second quarter 2019 to $869.2 million4. Excluding fuel, adjusted operating expenses came in better than expected primarily due to a) strong operational performance resulting in better crew utilization and less passenger disruption expense; b) airport use fees increasing at a slightly slower rate than initially assumed as the industry returned capacity to the marketplace; and c) timing of events. Compared to the second quarter 2019, adjusted operating expenses excluding fuel increased 12.3 percent4, driven primarily by higher salaries, wages and benefits, higher depreciation and amortization, and higher landing fees and other rents. Compared to the second quarter 2019 the increase in salaries, wages and benefits was primarily driven by a 24 percent increase in the number of pilots, a 14 percent increase in the number of flight attendants, and inflationary rate pressures. Higher depreciation and amortization expense compared to the second quarter 2019 was driven by the purchase of additional aircraft and the amortization of heavy maintenance events. Additionally, the increase in landing fees and other rents was due to higher average rates, driven by inflationary pressures as well as increased market share at certain airports where other airlines have decreased flying due to the impact of COVID-19 on demand.
"I want to thank our team members for taking care of our Guests by running a great airline this quarter. As we have begun to ramp the airline for growth, our team has once again proven to be up to the challenge. With our strategic deployment of assets, an improving demand environment and our strong operational results, we were one of the few airlines to produce positive adjusted EBITDA in the second quarter. We continue to be emboldened by the value of the ultra-low-cost model, our valuable network, and our strong operational performance," said Scott Haralson, Spirit’s Chief Financial Officer. “These pillars create a strong platform for us to continue to drive sustainable, long-term value for our shareholders."

Fleet
Spirit took delivery of five new A320neo aircraft during the second quarter 2021, three of which were financed through direct operating leases, and two under sale lease back transactions. In addition, the Company purchased two A319ceo aircraft off lease. The Company ended the quarter with 164 aircraft in its fleet.

Liquidity and Capital Deployment
Spirit ended second quarter 2021 with unrestricted cash, cash equivalents, short-term investment securities and liquidity available under the Company's revolving credit facility of $2.2 billion.

Total capital expenditures for the second quarter 2021 were approximately $168 million, primarily related to pre-delivery deposits associated with future aircraft deliveries and the purchase of two A319 aircraft off lease.

To improve its liquidity and financial position, during the second quarter 2021, the Company entered into a series of liability management transactions given the favorable market dynamics:

•The Company completed a registered direct placement of 10,594,073 shares of its common stock to holders of its 4.75% Convertible Senior Notes due 2025 (the "2025 Convertible Notes") at a price of $35.05 per share for aggregate net proceeds of $370.8 million. Spirit used $368.7 million of the net proceeds from the offering to redeem $340.0 million aggregate principal amount of its $850.0 million of 8.00% Senior Secured Notes due 2025 ("8.00% Senior Secured Notes"), at a premium of $27.2 million plus accrued and unpaid interest of $1.5 million. As a result, $510.0 million in 8.00% Senior Secured Notes remain outstanding. In connection with this debt extinguishment, the Company recorded $36.4 million within loss on extinguishment of debt on its condensed consolidated statement of operations in second quarter 2021. This amount includes the $27.2 million in premiums paid to early extinguish the debt, $6.1 million for the write-off of related deferred financing costs and $3.1 million for the write-off of the related original issuance discount.

•The Company issued $500.0 million aggregate principal amount of 1.00% Convertible Senior Notes due 2026 (the "2026 Convertible Notes") for aggregate net proceeds of $486.8 million. Net proceeds from this transaction were used to repurchase $146.8 million aggregate principal amount of the 2025 Convertible Notes, for a premium of $290.7 million plus accrued and unpaid interest of $3.2 million. As a result, $28.2 million aggregate principal amount of the 2025 Convertible Notes remain outstanding. In connection with this debt extinguishment, the Company recorded $295.2 million within loss of extinguishment of debt on its condensed consolidated statement of operations in second quarter 2021. This amount includes the $290.7 million in premiums paid to early extinguish the debt and $4.5 million for the write-off of related deferred financing costs.

•Additionally, the Company repaid all outstanding indebtedness under its Senior Secured Revolving Credit Facility (the "Revolver") due March 2024. As of June 30, 2021, the Company had no outstanding indebtedness under its Revolver which has a total of $240 million in available capacity.

As previously disclosed, as part of the extension of the payroll support program (the “PSP3”) under Title VII, Subtitle C of The American Rescue Plan of 2021, on April 29, 2021, Spirit entered into a new payroll support program agreement with the United States Department of the Treasury ("Treasury”), pursuant to which the Company received a total of $197.9 million to be used exclusively to pay for salaries, wages and benefits for the Company’s Team Members through September 30, 2021. Of that amount, $29.4 million is in the form of a low-interest 10-year loan. In connection with the Company’s participation in the PSP3, on June 3, 2021, the Company issued a warrant to the U.S. Treasury to purchase up to 80,539 shares of the Company’s common stock, (the “Warrant”), in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The Warrant may be exercised at an exercise price of $36.45 at any time prior to the fifth anniversary of its issuance. The remaining amount of $167.0 million, net of related costs, is in the form of a grant of which $80.6 million was recognized in special credits in the Company's condensed consolidated statement of operations and $86.4 million remains within deferred salaries, wages and benefits in the Company's consolidated condensed balance sheet as of June 30, 2021. Total warrants issued in connection with the PSP, PSP2 and PSP3 represent less than 1.0 percent of the outstanding shares of the Company's common stock as of June 30, 2021. In addition, on April 29, 2021, the Company received an additional $27.7 million pursuant to the PSP2 program.

Tax Rate
On a GAAP basis, the Company’s effective tax rate for the second quarter 2021 was (5.3) percent, materially lower than the Company’s historic average GAAP tax rate. This lower-than-usual GAAP tax rate was primarily driven by an unfavorable permanent tax adjustment related to the repurchase of a portion of the Company's 2025 Convertible Notes during the quarter. This unfavorable permanent tax adjustment, along with other special items, were excluded in calculating the Company's non-GAAP tax rate of 18.9 percent.

Forward Looking Guidance

The third quarter and full year 2021 guidance items provided below are based on the Company's current estimates, and are not a guarantee of future performance. There could be significant risks and uncertainties that could cause actual results to differ materially, including the risk factors discussed in the Company's reports on file with the Securities and Exchange Commission. Spirit undertakes no duty to update any forward-looking statements or estimates.

Third Quarter 2021
Adjusted Operating Expenses ($Millions)(1)	$1,000 to $1,010
Adjusted EBITDA Margin (%)(1)	10% to 15%
Fuel Cost per Gallon ($)(2)	$2.14
Fuel Gallons (Millions)	128.5
Effective Tax Rate(1)	25%
Full Year 2021
Total Capital Expenditures ($Millions)(3)
Pre-delivery deposits, net of refunds	$120
Aircraft and engine purchases	$70
Other capital expenditures	$100

	1Q2021A	2Q2021A	3Q2021E	4Q2021E	FY2021E
Available Seat Miles % Change vs. 2019(4)	(18.9)%	(5.1)%	10.6%	23.0%	2.7%

Wtd. Average Shares, Basic (Millions)	97.8	105.3	108.4	108.4	105

Diluted Share Count:
For periods beyond second quarter 2021, if the Company is profitable and its average share price for the period is less than $49.07, the Company estimates its weighted average diluted shares outstanding will be 110.6 million, plus the dilutive impact, if any, from outstanding equity awards and warrants. The Treasury Stock Method will be used to determine the dilutive impact of any outstanding equity awards and warrants. The estimated 110.6 million includes the dilutive impact of approximately 2.2 million shares that may be issued in connection with the 2025 Convertible Notes outstanding.

If the Company is profitable and the average stock price for the period is greater than $49.07, the calculation to compute the dilutive impact, if any, from the 2026 Convertible Notes outstanding is as follows: ((average share price – strike price) x 10.2 million) divided by average share price. This amount would then be added to the estimated 110.6 million shares noted above plus the dilutive impact from any outstanding equity awards and warrants to determine the period’s average diluted share count.

(1)Excludes special items which may include loss on disposal of assets, special charges and credits, and other items which are not estimable at this time.
(2)Includes fuel taxes and into-plane fuel cost.
(3)Total Capital Expenditures assumes all new aircraft deliveries are either delivered under direct leases or financed through Sale leaseback transactions. The estimate for aircraft and engine purchases includes the purchase of four aircraft off lease and the purchase of spare engines.
(4)The Company expects that air travel demand will continue to gradually recover in 2021 and continues to closely monitor demand and will make adjustments to the flight schedule as appropriate. However, the situation continues to be fluid and actual capacity adjustments may be different than what the Company currently expects.

Second Quarter 2021 Highlights

•In April 2021, Spirit began operating flights out of a second terminal at LaGuardia Airport and added new routes through LaGuardia Airport to San Juan, Nashville and Los Angeles

•Spirit added four destinations served from Kansas City. The new destinations nearly double the airline’s list of cities served from Kansas City. Spirit also added international service at Los Angeles with the additions of Los Cabos & Puerto Vallarta

•Spirit announced it is expanding its footprint in South Florida by adding Miami to its route map with service to 30 domestic and international destinations. This new service out of Miami International Airport will supplement Spirit’s existing service at Fort Lauderdale-Hollywood International Airport to support its rapid growth in response to the strong demand for travel to and from South Florida. In addition, the Company announced new service to Manchester, New Hampshire and launched operations in Louisville, Kentucky; Milwaukee, Wisconsin; Pensacola, Florida; and St. Louis, Missouri

•The American Red Cross of Broward County presented Spirit with the Corporate Partner of the Year Award. The organization gives the award to one corporate partner each year and chose to recognize Spirit’s partnership and contributions for 2020

•Spirit was recognized by Forbes as one of America's best companies for diversity, equity and inclusion. Forbes’ fourth annual list of America’s Best Employers For Diversity ranks the 500 employers that boast the most diverse boards and executive ranks, as well as the most proactive diversity and inclusion initiatives

•Spirit was a Gold Stevie winner from the Transportation category for its Self-Bag Drop and Biometric technology

Conference Call/Webcast Detail
Spirit will conduct a conference call to discuss these results tomorrow, July 29, 2021, at 10:00 a.m. Eastern US Time. A live audio webcast of the conference call will be available to the public on a listen-only basis at http://ir.spirit.com. An archive of the webcast will be available under "Events & Presentations" for 60 days.

About Spirit Airlines
Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments and refreshments — something we call À La Smarte. We make it possible for our Guests to venture further and discover more than ever before. Our Fit Fleet® is one of the youngest and most fuel-efficient in the U.S. We serve destinations throughout the U.S., Latin America and the Caribbean and are dedicated to giving back and improving those communities. Come save with us at spirit.com. At Spirit Airlines, we go. We go for you. Investors are encouraged to read the Company's periodic and current reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, for additional information regarding the Company.

End Notes

(1) See "Reconciliation of Adjusted EBITDA to GAAP Net Income" and "Reconciliation of Adjusted Net Income, Adjusted Pre-tax Income, and Adjusted Operating Income to GAAP Net Income" tables below for more details.
(2)    Based on preliminary data using DOT methodology for on-time performance (A:14) and completion factor.
(3) See "Calculation of Total Non-Ticket Revenue per Passenger Flight Segment" table below for more details.
(4) See "Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses" table below for more details.

Forward Looking Statements
Forward-Looking Statements in this report and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act) which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Forward-looking statements include, without limitation, guidance for 2021 and statements regarding the Company's intentions and expectations regarding revenues, cash burn, capacity and passenger demand, additional financing, capital spending, operating costs and expenses, taxes, EBITDA, EBITDA margin, hiring, aircraft deliveries and stakeholders, vendors and government support. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors include, among others, the extent of the impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition, and the extent of the impact of the COVID-19 pandemic on overall demand for air travel, restrictions on the Company’s business by accepting financing under the CARES Act and other related legislation, the competitive environment in our industry, our ability to keep costs low and the impact of worldwide economic conditions, including the impact of economic cycles or downturns on customer travel behavior, and other factors, as described in the Company’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as supplemented in the Company’s Quarterly Report on Form 10-Q for the fiscal quarters ended March, 31, 2021, and June, 30, 2021. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results. Additional information concerning certain factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

SPIRIT AIRLINES, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per-share amounts)

	Three Months Ended			Percent Change
	June 30,
	2021	2020	2019	2021 vs. 2020	2021 vs. 2019
Operating revenues:
Passenger	$846,507	$130,817	$994,430	547.1	(14.9)
Other	12,802	7,712	18,526	66.0	(30.9)
Total operating revenues	859,309	138,529	1,012,956	520.3	(15.2)

Operating expenses:
Salaries, wages and benefits	257,236	213,579	216,375	20.4	18.9
Aircraft fuel	214,825	19,910	265,006	979.0	(18.9)
Depreciation and amortization (1)	73,703	69,113	54,913	6.6	34.2
Landing fees and other rents	81,497	40,348	64,711	102.0	25.9
Aircraft rent (2)	64,641	49,256	46,522	31.2	38.9
Maintenance, materials and repairs	39,639	19,227	34,688	106.2	14.3
Distribution	35,263	11,352	40,602	210.6	(13.1)
Loss on disposal of assets	189	—	1,550	NM	NM
Special credits	(115,002)	(151,911)	—	NM	NM
Other operating (3)	114,107	58,039	124,651	96.6	(8.5)
Total operating expenses	766,098	328,913	849,018	132.9	(9.8)

Operating income (loss)	93,211	(190,384)	163,938	(149.0)	(43.1)

Other (income) expense:
Interest expense	39,662	27,792	25,266	42.7	57.0
Loss on extinguishment of debt	331,630	—	—	NM	NM
Capitalized interest	(4,631)	(3,757)	(2,975)	23.3	55.7
Interest income	(373)	(1,949)	(7,066)	(80.9)	(94.7)
Other (income) expense	233	66	144	NM	NM
Total other (income) expense	366,521	22,152	15,369	1,554.6	2284.8

Income (loss) before income taxes	(273,310)	(212,536)	148,569	28.6	(284.0)
Provision (benefit) for income taxes	14,553	(68,108)	34,068	(121.4)	(57.3)

Net income (loss)	$(287,863)	$(144,428)	$114,501	99.3	(351.4)
Basic earnings (loss) per share	$(2.73)	$(1.81)	$1.67	50.8	(263.5)
Diluted earnings (loss) per share	$(2.73)	$(1.81)	$1.67	50.8	(263.5)

Weighted-average shares, basic	105,258	79,601	68,439	32.2	53.8
Weighted-average shares, diluted	105,258	79,601	68,620	32.2	53.4
NM: "Not Meaningful"

(1)Includes accelerated depreciation amounts. See Special Items table for more details.
(2)Includes supplemental rent adjustments. See Special Items table for more details.
(3)Includes Federal excise tax recovery amounts. See Special Items table for more details.

SPIRIT AIRLINES, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per-share amounts)

	Six Months Ended			Percent Change
	June 30,
	2021	2020	2019	2021 vs. 2020	2021 vs. 2019
Operating revenues:
Passenger	$1,296,842	$884,367	$1,832,495	46.6	(29.2)
Other	23,746	25,243	36,257	(5.9)	(34.5)
Total operating revenues	1,320,588	909,610	1,868,752	45.2	(29.3)

Operating expenses:
Salaries, wages and benefits	502,928	454,059	420,276	10.8	19.7
Aircraft fuel	357,755	233,118	494,642	53.5	(27.7)
Depreciation and amortization (1)	148,015	135,104	105,639	9.6	40.1
Landing fees and other rents	153,605	107,469	124,360	42.9	23.5
Aircraft rent (2)	119,423	94,402	92,304	26.5	29.4
Maintenance, materials and repairs	69,542	53,303	66,292	30.5	4.9
Distribution	58,905	45,095	76,321	30.6	(22.8)
Loss on disposal of assets	1,306	—	3,463	NM	NM
Special credits	(291,940)	(151,911)	—	NM	NM
Other operating (3)	210,368	187,347	233,713	12.3	(10.0)
Total operating expenses	1,329,907	1,157,986	1,617,010	14.8	(17.8)

Operating income (loss)	(9,319)	(248,376)	251,742	(96.2)	(103.7)

Other (income) expense:
Interest expense	84,468	51,670	50,237	63.5	68.1
Loss on extinguishment of debt	331,630	—	—	NM	NM
Capitalized interest	(9,363)	(7,421)	(5,532)	26.2	69.3
Interest income	(4,744)	(5,542)	(13,990)	(14.4)	(66.1)
Other (income) expense	181	47	377	NM	NM
Total other (income) expense	402,172	38,754	31,092	937.8	1193.5

Income (loss) before income taxes	(411,491)	(287,130)	220,650	43.3	(286.5)
Provision (benefit) for income taxes	(11,307)	(114,874)	50,073	(90.2)	(122.6)

Net income (loss)	$(400,184)	$(172,256)	$170,577	132.3	(334.6)
Basic earnings (loss) per share	$(3.94)	$(2.33)	$2.49	69.1	(258.2)
Diluted earnings (loss) per share	$(3.94)	$(2.33)	$2.49	69.1	(258.2)

Weighted-average shares, basic	101,537	74,061	68,410	37.1	48.4
Weighted-average shares, diluted	101,537	74,061	68,568	37.1	48.1

NM: "Not Meaningful"

(1)Includes accelerated depreciation amounts. See Special Items table for more details.
(2)Includes supplemental rent adjustments. See Special Items table for more details.
(3)Includes Federal excise tax recovery amounts. See Special Items table for more details.

SPIRIT AIRLINES, INC.
Selected Operating Statistics
(unaudited)

	Three Months Ended June 30,			Percent Change
Operating Statistics	2021	2020	2019		2021 vs. 2020		2021 vs. 2019
Available seat miles (ASMs) (thousands)	10,226,746	1,809,874	10,775,878		465.1%		(5.1)%
Revenue passenger miles (RPMs) (thousands)	8,635,827	894,900	9,157,488		865.0%		(5.7)%
Load factor (%)	84.4	49.4	85.0	35.0	pts	(0.6)	pts
Passenger flight segments (thousands)	8,385	900	8,953		831.7%		(6.3)%
Block hours	143,635	27,423	157,182		423.8%		(8.6)%
Departures	53,984	10,754	58,517		402.0%		(7.7)%
Total operating revenue per ASM (TRASM) (cents)	8.40	7.65	9.40		9.8%		(10.6)%
Average yield (cents)	9.95	15.48	11.06		(35.7)%		(10.0)%
Fare revenue per passenger flight segment ($)	44.09	70.82	57.60		(37.7)%		(23.5)%
Non-ticket revenue per passenger flight segment ($)	58.39	83.03	55.54		(29.7)%		5.1%
Total revenue per passenger flight segment ($)	102.48	153.85	113.14		(33.4)%		(9.4)%
CASM (cents)	7.49	18.17	7.88		(58.8)%		(4.9)%
Adjusted CASM (cents) (1)	8.50	26.57	7.86		(68.0)%		8.1%
Adjusted CASM ex-fuel (cents) (2)	6.40	25.47	5.41		(74.9)%		18.3%
Fuel gallons consumed (thousands)	110,202	18,997	122,447		480.1%		(10.0)%
Average fuel cost per gallon ($)	1.95	1.05	2.16		85.7%		(9.7)%
Aircraft at end of period	164	154	135		6.5%		21.5%
Average daily aircraft utilization (hours)	9.9	2.0	12.8		395.0%		(22.7)%
Average stage length (miles)	1,012	960	1,004		5.4%		0.8%

	Six Months Ended June 30,			Percent Change
Operating Statistics	2021	2020	2019		2021 vs. 2020		2021 vs. 2019
Available seat miles (ASMs) (thousands)	18,202,904	12,723,808	20,604,922		43.1%		(11.7)%
Revenue passenger miles (RPMs) (thousands)	14,383,382	8,843,863	17,290,518		62.6%		(16.8)%
Load factor (%)	79.0	69.5	83.9	9.5	pts	(4.9)	pts
Passenger flight segments (thousands)	13,858	8,554	16,773		62.0%		(17.4)%
Block hours	251,490	185,270	300,612		35.7%		(16.3)%
Departures	93,986	68,928	110,692		36.4%		(15.1)%
Total operating revenue per ASM (TRASM) (cents)	7.25	7.15	9.07		1.4%		(20.1)%
Average yield (cents)	9.18	10.29	10.81		(10.8)%		(15.1)%
Fare revenue per passenger flight segment ($)	39.25	45.04	55.57		(12.9)%		(29.4)%
Non-ticket revenue per passenger flight segment ($)	56.04	61.31	55.85		(8.6)%		0.3%
Total revenue per passenger flight segment ($)	95.29	106.35	111.42		(10.4)%		(14.5)%
CASM (cents)	7.31	9.10	7.85		(19.7)%		(6.9)%
Adjusted CASM (cents) (1)	8.80	10.29	7.83		(14.5)%		12.4%
Adjusted CASM ex-fuel (cents) (2)	6.84	8.46	5.43		(19.1)%		26.0%
Fuel gallons consumed (thousands)	190,748	136,942	232,275		39.3%		(17.9)%
Average fuel cost per gallon ($)	1.88	1.70	2.13		10.6%		(11.7)%
Average daily aircraft utilization (hours)	8.8	6.8	12.5		29.4%		(29.6)%
Average stage length (miles)	1,024	1,011	1,016		1.3%		0.8%

(1)Excludes operating special items.
(2)Excludes fuel expense and operating special items.

The Company is providing a reconciliation of GAAP financial information to non-GAAP financial information as it believes that non-GAAP financial measures provide management and investors the ability to measure the performance of the Company on a consistent basis. These non-GAAP financial measures have limitations as analytical tools. Because of these limitations, determinations of the Company's operating performance excluding unrealized gains and losses or special items should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. These non-GAAP financial measures may be presented on a different basis than other companies using similarly titled non-GAAP financial measures.

Calculation of Total Non-Ticket Revenue per Passenger Flight Segment
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in thousands, except per-segment data)	2021	2020	2019	2021	2020	2019
Operating revenues
Fare	$369,691	$63,769	$515,696	$543,978	$385,216	$932,041
Non-fare	476,816	67,048	478,734	752,864	499,151	900,454
Total passenger revenues	846,507	130,817	994,430	1,296,842	884,367	1,832,495
Other revenues	12,802	7,712	18,526	23,746	25,243	36,257
Total operating revenues	$859,309	$138,529	$1,012,956	$1,320,588	$909,610	$1,868,752

Non-ticket revenues (1)	$489,618	$74,760	$497,260	$776,610	$524,394	$936,711

Passenger segments	8,385	900	8,953	13,858	8,554	16,773

Non-ticket revenue per passenger flight segment ($) (2)	$58.39	$83.03	$55.54	$56.04	$61.31	$55.85

(1)Non-ticket revenues equals the sum of non-fare passenger revenues and other revenues.
(2)Non-ticket revenue per passenger segment in the second quarter 2020 was unusually high due to an extremely low number of passenger segments and breakage, brand-related and other revenues (typically not driven by the number of passenger flight segments) comprising a larger than usual percentage of total revenue.

Special Items
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in thousands)	2021	2020	2019	2021	2020	2019
Operating special items include the following:
Supplemental rent adjustments (1)	$12,192	$—	$—	$16,513	$—	$—
Accelerated depreciation (2)	1,753	—	—	3,542	—	—
Federal excise tax recovery (3)	(2,197)	—	—	(2,197)	—	—
Loss on disposal of assets (4)	189	—	1,550	1,306	—	3,463
Operating special credits (5)	(115,002)	(151,911)	—	(291,940)	(151,911)	—
Total operating special items	$(103,065)	$(151,911)	$1,550	$(272,776)	$(151,911)	$3,463
Non-operating special items include the following:
Loss on extinguishment of debt (6)	331,630	—	—	331,630	$—	$—
Total non-operating special items	$331,630	$—	$—	$331,630	$—	$—

Total special items	$228,565	$(151,911)	$1,550	$58,854	$(151,911)	$3,463

(1)Second quarter 2021 includes amounts related to supplemental rent adjustments in connection with the accrual of lease return costs for two aircraft purchased off lease. Year-to-date second quarter 2021 includes amounts related to supplemental rent adjustments in connection with the accrual of lease return costs for four aircraft purchased off lease, partially offset by the release of an accrual related to an engine lease modification.
(2)Includes amounts related to the accelerated depreciation on current aircraft seats related to the retrofit of 36 aircraft with new Acro6 seats.

(3)Includes amounts related to out-of-period interrupted trip expense credits recognized in connection with Federal Excise Tax recovery.
(4)2021 includes amounts related to the loss on two aircraft sale-leaseback transaction completed during second quarter 2021, the sale of auxiliary power units and the disposal of excess and obsolete inventory. 2019 includes amounts primarily related to the disposal of excess and obsolete inventory.
(5)2021 Includes amounts related to the grant component of the PSP2 and PSP3 agreements with the Treasury and to the CARES Act Employee Retention Credit; partially offset by amounts recorded in connection with the rehire of Team Members previously terminated under the Company's involuntary employee separation program but which were rehired in compliance with the restrictions mandated by the Company's participation in the PSP2 and PSP3 programs. Special credits for 2020 includes amounts related to the grant component of the PSP with the Treasury and to the CARES Act Employee Retention Credit.
(6)Includes amounts primarily related to the premiums paid to early extinguish a portion of the Company's 2025 Convertible Notes and the 8.00% Senior Secured Notes. In addition, it includes the write-off of related deferred financing costs and original issuance discount.

Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in thousands, except CASM data in cents)	2021	2020	2019	2021	2020	2019
Total operating expenses, as reported	$766,098	$328,913	$849,018	$1,329,907	$1,157,986	$1,617,010
Less: operating special items expense (credit)	(103,065)	(151,911)	1,550	(272,776)	(151,911)	3,463
Adj. Operating expenses, non-GAAP (1)	869,163	480,824	847,468	1,602,683	1,309,897	1,613,547
Less: Aircraft fuel expense	214,825	19,910	265,006	357,755	233,118	494,642
Adj. Operating expenses excluding fuel, non-GAAP (2)	$654,338	$460,914	$582,462	$1,244,928	$1,076,779	$1,118,905

Available seat miles	10,226,746	1,809,874	10,775,878	18,202,904	12,723,808	20,604,922

CASM (cents)	7.49	18.17	7.88	7.31	9.10	7.85
Adj. CASM (cents) (1)	8.50	26.57	7.86	8.80	10.29	7.83
Adj. CASM ex-fuel (cents) (2)	6.40	25.47	5.41	6.84	8.46	5.43

(1)Excludes operating special items.
(2)Excludes operating special items and aircraft fuel expense.

Reconciliation of Adjusted EBITDA to GAAP Net Income
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in thousands)	2021	2020	2019	2021	2020	2019
Net income (loss), as reported	$(287,863)	$(144,428)	$114,501	$(400,184)	$(172,256)	$170,577
Add: Provision (benefit) for income taxes	14,553	(68,108)	34,068	(11,307)	(114,874)	50,073
Add: Total other (income) expense	366,521	22,152	15,369	402,172	38,754	31,092
Add: Depreciation and amortization, as reported (1)	73,703	69,113	54,913	148,015	135,104	105,639
EBITDA	166,914	(121,271)	218,851	138,696	(113,272)	357,381
EBITDA margin	19.4%	(87.5)%	21.6%	10.5%	(12.5)%	19.1%
Add:
Supplemental rent adjustments (credits) (2)	12,192	—	—	16,513	—	—
Federal excise tax recovery (2)	(2,197)	—	—	(2,197)	—	—
Loss on disposal of assets (2)	189	—	1,550	1,306	—	3,463
Operating special credits (2)	(115,002)	(151,911)	—	(291,940)	(151,911)	—
Adj. EBITDA, non-GAAP (3)	$62,096	$(273,182)	$220,401	$(137,622)	$(265,183)	$360,844
Adj. EBITDA margin, non-GAAP (3)	7.2%	(197.2)%	21.8%	(10.4)%	(29.2)%	19.3%

Total operating revenues	$859,309	$138,529	$1,012,956	$1,320,588	$909,610	$1,868,752

(1)Includes accelerated depreciation amounts. See Special Items table for more details.
(2)See "Special Items" for more details.
(3)Excludes operating special items.

Reconciliation of Adjusted Net Income, Adjusted Pre-Tax Income, and Adjusted Operating Income to GAAP Net Income (unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in thousands, except per-share data)	2021	2020	2019	2021	2020	2019
Net income (loss), as reported	$(287,863)	$(144,428)	$114,501	$(400,184)	$(172,256)	$170,577
Add: Provision (benefit) for income taxes	14,553	(68,108)	34,068	(11,307)	(114,874)	50,073
Income (loss) before income taxes, as reported	(273,310)	(212,536)	148,569	(411,491)	(287,130)	220,650
Pre-tax margin	(31.8)%	(153.4)%	14.7%	(31.2)%	(31.6)%	11.8%
Add: special items expense (credit) (1)	228,565	(151,911)	1,550	58,854	(151,911)	3,463
Adj. Income (loss) before income taxes, non-GAAP (2)	(44,745)	(364,447)	150,119	(352,637)	(439,041)	224,113
Adj. Pre-tax margin, non-GAAP (2)	(5.2)%	(263.1)%	14.8%	(26.7)%	(48.3)%	12.0%
Add: Adj. total other (income) expense (3)	34,891	22,152	15,369	70,542	38,754	31,092
Adj. Operating income (loss), non-GAAP (4)	(9,854)	(342,295)	165,488	(282,095)	(400,287)	255,205
Adj. Operating margin, non-GAAP (4)	(1.1)%	(247.1)%	16.3%	(21.4)%	(44.0)%	13.7%

Provision (benefit) for income taxes (5)	(8,467)	(78,634)	34,411	(73,844)	(94,304)	50,875
Adj. Net income (loss), non-GAAP (2)	$(36,278)	$(285,813)	$115,708	$(278,793)	$(344,737)	$173,238

Weighted-average shares, diluted	105,258	79,601	68,620	101,537	74,061	68,568

Adj. Net income (loss) per share, diluted (2)	$(0.34)	$(3.59)	$1.69	$(2.75)	$(4.65)	$2.53

Total operating revenues	$859,309	$138,529	$1,012,956	$1,320,588	$909,610	$1,868,752

(1)See "Special Items" for more details.
(2)Excludes operating and non-operating special items.
(3)Excludes $331.6M of Loss on extinguishment of debt recorded in second quarter 2021.
(4)Excludes operating special items.
(5)2021 amounts exclude the unfavorable permanent tax adjustment recorded in the second quarter 2021. 2020 amounts exclude the discrete tax benefits recorded in the first quarter and second quarter 2020.